UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	March 15, 2007

SIRICOMM, INC.

(Exact name of registrant as specified in its Charter)

Delaware	0-18399	62-1386759
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

4710 East 32nd Street, Joplin, MO	64804
(Address of principal executive offices)	(Zip Code)

(417) 626-9961

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01	Entry into a Material Agreement

On March 15, 2007, SiriCOMM, Inc.(the “Company”) entered into a Loan Agreement (“Loan Agreement”) with Sunflower Capital, LLC, a limited liability company managed by William P. Moore, a director of the Company. The loan is in the principal amount of up to $500,000 of which $300,000 has been funded to date and is evidenced by a 10% Convertible Promissory Note due February 29, 2008 (the “Note”). As consideration for Sunflower making the loan, the Company amended an aggregate of 4,537,661 warrants previously issued to Sunflower and its affiliates to extend the expiration date of all those warrants to March 31, 2012 and eliminate all redemption rights contained in those warrants. The loan is secured by all of the Company’s assets. However, Sunflower has agreed to release certain collateral upon funding of a loan from Quest Capital Alliance, L.L.C.

The Note converts at any time and from time to time at the option of the holder, into shares of the Company’s common stock at a variable conversion price determined by taking the lowest volume weighted average price of the Company’s common stock for any five consecutive trading days during the period from the date of issuance to the date of the conversion notice.

As additional consideration for making the loan commitment, the Company shall issue Sunflower a 5-year warrant on the earlier of the date of conversion or maturity date. The number of warrants to be issued will be equal to $500,000 divided by Conversion Price (which, if not earlier determined, shall be determined as of the Maturity Date). This warrant will be issued regardless of whether Sunflower elects to convert the Note. The exercise price of these warrants shall be equal to the conversion price of the Note.

The proceeds of the loan will be used by the Registrant as general working capital.

Item 9.01	Financial Statements and Exhibits

c)	Exhibits

10.1	Loan Agreement
10.2	Convertible Promissory Note
10.3	Warrant Amendment
10.4	Security Agreement
10.5	Collateral Assignment of Agreement – DirecTruck LLC
10.6	Collateral Assignment of Network Access Services Agreement –
Idling Solutions
10.7	Intellectual Property Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRICOMM, INC.
(Registrant)

Date: March 20, 2007	By:	/s/ Matthew McKenzie
Matthew McKenzie,
Chief Financial Officer

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